Exhibit 99.1

KADANT INC.
One Technology Park Drive
Westford, MA 01886

NEWS

Kadant Reports Fourth Quarter and Fiscal Year 2019 Results
Record Revenue, Bookings and Operating Cash Flows in FY 2019

WESTFORD, Mass. - February 12, 2020 - Kadant Inc. (NYSE: KAI) reported its financial results for the fourth quarter and fiscal year ended December 28, 2019.

Fourth Quarter Financial Highlights

•	Revenue increased 11% to $183 million

•	GAAP diluted EPS decreased to $0.76 compared to $1.61 in 2018

•	Adjusted diluted EPS decreased 20% to $1.32

•	Net income decreased to $8.7 million compared to $18.4 million in 2018

•	Adjusted EBITDA increased 1% to $32 million

•	Bookings increased 9% to $160 million

•	Cash flows from operations were a record $39 million

Fiscal Year Financial Highlights

•	Revenue increased 11% to $705 million

•	GAAP diluted EPS decreased 14% to $4.54

•	Adjusted diluted EPS was $5.36

•	Net income decreased 14% to $52 million

•	Adjusted EBITDA increased 10% to $127 million

•	Bookings increased 3% to $688 million

•	Cash flows from operations increased 55% to a record $97 million

•	Free cash flow increased 88% to a record $87 million

Note: Adjusted diluted EPS, adjusted EBITDA, and free cash flow are non-GAAP financial measures that exclude certain items as detailed later in this press release under the heading “Use of Non-GAAP Financial Measures." The term “organic” in this press release is a non-GAAP financial measure, which excludes the impact of an acquisition and the effect of foreign currency translation.

Management Commentary
“The fourth quarter was a solid finish to another record-setting year,” said Jeffrey L. Powell, president and chief executive officer. “Kadant’s full-year organic revenue increased for the third consecutive year and contributed to strong performance in a number of key financial metrics, including adjusted diluted EPS and adjusted EBITDA. We were particularly pleased with our record cash flows from operations for the year of $97 million, up 55 percent from 2018, and record free cash flows of $87 million, up 88 percent from 2018.

“A strong backlog entering 2019 and favorable market conditions during the first half of the year coupled with excellent operating execution led to our highest level of revenue and bookings despite the weakness in global demand that emerged in the second half of 2019.

“Parts and consumables revenue increased 18 percent to a record $441 million for the year and represented 63 percent of our total revenue compared to 59 percent in 2018. Parts and consumables demand was strong in the fourth quarter comprising 70 percent of our total fourth quarter bookings. For the full-year, parts and consumables bookings increased 17 percent compared to 2018.”

Fourth Quarter 2019 compared to 2018
Revenue increased 11 percent to $182.7 million compared to $163.9 million in 2018. Organic revenue was down one percent, which excludes a 14 percent increase from an acquisition and a two percent decrease from the unfavorable effect of foreign currency translation. Gross margin was 40.9 percent compared to 43.3 percent in 2018.

GAAP diluted EPS was $0.76 compared to $1.61 in 2018. Adjusted diluted EPS decreased 20 percent to $1.32 compared to $1.66 in 2018. Adjusted diluted EPS in 2019 excludes a $0.55 charge to terminate a defined benefit plan at one of our U.S. operations, a $0.17 impairment and restructuring charge, and a $0.16 discrete tax benefit. Adjusted diluted EPS in 2018 excludes a $0.14 discrete tax benefit, $0.10 of acquisition costs, and a $0.09 charge associated with the termination of defined benefit plans at one of our U.S. operations.

Adjusted EBITDA increased one percent to $32.2 million compared to $32.0 million in 2018. Cash flows from operations increased to a record $39.2 million compared to $10.4 million in 2018.

Bookings increased nine percent to $159.8 million compared to $147.1 million in 2018. Organic bookings were down six percent, which excludes a 16 percent increase from an acquisition and a one percent decrease from the unfavorable effect of foreign currency translation.

Fiscal Year 2019 compared to 2018
Revenue increased 11 percent to $704.6 million compared to $633.8 million in 2018. Organic revenue growth was one percent, which excludes a 13 percent increase from an acquisition and a three percent decrease from the unfavorable effect of foreign currency translation. Gross margin was 41.7 percent compared to 43.9 percent in 2018.

GAAP diluted EPS decreased 14 percent to $4.54 compared to $5.30 in 2018. Adjusted diluted EPS increased to $5.36 compared to $5.34 in 2018. Adjusted diluted EPS in 2019 excludes a $0.55 charge to terminate a defined benefit plan at one of our U.S. operations, $0.38 of acquisition-related costs, a $0.29 discrete tax benefit, and a $0.17 impairment and restructuring charge. Adjusted diluted EPS in 2018 excludes a $0.29 discrete tax benefit, $0.12 of acquisition-related costs, $0.11 of restructuring costs, and a $0.09 charge associated with the termination of defined benefit plans at one of our U.S. operations.

Adjusted EBITDA increased 10 percent to $127.1 million compared to $115.2 million in 2018. Cash flows from operations increased 55 percent to a record $97.4 million in 2019 compared to $63.0 million in 2018.

Bookings increased three percent to $688.3 million compared to $670.4 million in 2018. Organic bookings were down eight percent, which excludes a 13 percent increase from an acquisition and a two percent decrease from the unfavorable effect of foreign currency translation.

Summary and Outlook
“Overall, our healthy balance sheet and strong operating cash flows position us well for what looks to be a somewhat challenging environment for industrial markets in 2020,” Mr. Powell continued. “We expect to report full year GAAP diluted EPS of $4.98 to $5.08 in 2020 on revenue of $690 to $700 million. The 2020 guidance includes pre-tax amortization expense associated with acquired backlog of $0.4 million, or $0.02 per diluted share, and excluding this item, we expect adjusted diluted EPS of $5.00 to $5.10. For the first quarter of 2020, we expect GAAP diluted EPS of $0.80 to $1.08 on revenue of $153 to $163 million. The wide guidance range for the quarter is due to the uncertainty surrounding the impact of the coronavirus in China and the government-mandated business closures, which have impacted employees of our subsidiaries in China. Our subsidiaries received permission to re-open with significant restrictions earlier this week; however, if these restrictions are extended or if there is a broader impact on our customers or suppliers, such impact could affect the timing of shipments and our financial results in the first quarter of 2020.”

Conference Call
Kadant will hold a webcast with a slide presentation for investors on Thursday, February 13, 2020, at 11:00 a.m. eastern time to discuss its fourth quarter and full-year performance, as well as future expectations. To access the webcast, including the slideshow and accompanying audio, go to www.kadant.com and click on “Investors.” To listen to the webcast via teleconference, call 888-326-8410 within the U.S., or 704-385-4884 outside the U.S. and reference participant passcode 7473987. Prior to the call, our earnings release and the slides used in the webcast presentation will be filed with the Securities and Exchange Commission and will be available at www.sec.gov. A replay of the webcast will be available on our website through March 13, 2020.

Shortly after the webcast, Kadant will post its updated general investor presentation incorporating the fourth quarter and fiscal year results on our website at www.kadant.com under the “Investors” section.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenue excluding the effect of acquisitions and foreign currency translation (organic revenue), adjusted operating income, adjusted net income, adjusted diluted earnings per share (EPS), adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), adjusted EBITDA margin, and free cash flow.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them an additional measure of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Revenue included $22.3 million from an acquisition and a $2.4 million unfavorable foreign currency translation effect in the fourth quarter of 2019. Revenue included $83.4 million from an acquisition and an $18.6 million unfavorable foreign currency translation effect in 2019. We present increases or decreases in revenue excluding the effect of acquisitions and foreign currency translation to provide investors insight into underlying revenue trends.

Adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS exclude acquisition costs, impairment costs, restructuring costs, and amortization expense related to acquired profit in inventory and backlog. Adjusted net income and adjusted diluted EPS also exclude settlement and curtailment losses and discrete tax items. Free cash flow excludes capital expenditures from cash flow from operations. All these items are excluded as they are not indicative of our core operating results and are not comparable to other periods, which have differing levels of incremental costs, expenditures or income, or none at all.

Fourth Quarter
Adjusted operating income, adjusted EBITDA, and adjusted EBITDA margin exclude:

•	Pre-tax impairment and restructuring cost of $2.5 million in 2019.

•	Pre-tax acquisition costs of $1.3 million in 2018.

Adjusted net income and adjusted diluted EPS exclude:

•
After-tax settlement loss of $6.4 million ($5.9 million pre-tax and tax expense of $0.5 million) in 2019 and an after-tax curtailment loss of $1.1 million ($1.4 million net of tax of $0.3 million) in 2018 associated with the termination of defined benefits plans at one of our U.S. operations.

•	After-tax impairment and restructuring cost of $1.9 million ($2.5 million net of tax of $0.6 million) in 2019.

•	After-tax acquisition costs of $1.1 million ($1.3 million net of tax of $0.2 million) in 2018.

•	A discrete tax benefit of $1.8 million in 2019 and $1.6 million in 2018.

Free cash flow excludes:

•	Capital expenditures of $3.7 million in both 2019 and 2018.

Fiscal Year
Adjusted operating income, adjusted EBITDA, and adjusted EBITDA margin exclude:

•	Pre-tax impairment and restructuring cost of $2.5 million in 2019.

•	Pre-tax restructuring cost of $1.7 million in 2018.

•	Pre-tax acquisition costs of $0.8 million in 2019 and $1.3 million in 2018.

•	Pre-tax expense related to acquired profit in inventory and backlog of $4.9 million in 2019 and $0.3 million in 2018.

Adjusted net income and adjusted diluted EPS exclude:

•
After-tax settlement loss of $6.4 million ($5.9 million pre-tax and tax expense of $0.5 million) in 2019 and an after-tax curtailment loss of $1.1 million ($1.4 million net of tax of $0.3 million) in 2018 associated with the termination of defined benefits plans at one of our U.S. operations.

•	After-tax impairment and restructuring costs of $1.9 million ($2.5 million net of tax of $0.6 million) in 2019.

•	After-tax restructuring cost of $1.3 million ($1.7 million net of tax of $0.4 million) in 2018.

•	After-tax acquisition costs of $0.7 million ($0.8 million net of tax of $0.1 million) in 2019 and $1.1 million ($1.3 million net of tax of $0.2 million) in 2018.

•	After-tax expense related to acquired profit in inventory and backlog of $3.7 million ($4.9 million net of tax of $1.2 million) and $0.2 million ($0.3 million net of tax of $0.1 million) in 2018.

•	A discrete tax benefit of $3.3 million in 2019 and $3.2 million in 2018.

Free cash flow excludes:

•	Capital expenditures of $10.0 million in 2019 and $16.6 million in 2018.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
Consolidated Statement of Income	Dec. 28, 2019	Dec. 29, 2018	Dec. 28, 2019	Dec. 29, 2018

Revenues	$182,659	$163,935	$704,644	$633,786
Costs and Operating Expenses:
Cost of revenues	108,032	92,990	410,884	355,505
Selling, general, and administrative expenses	47,642	43,618	192,525	177,414
Research and development expenses	2,904	2,503	10,884	10,552
Impairment and restructuring costs (c)	2,528	—	2,528	1,717
	161,106	139,111	616,821	545,188
Operating Income	21,553	24,824	87,823	88,598
Interest Income	55	44	213	379
Interest Expense	(2,612)	(1,712)	(12,755)	(7,032)
Other Expense, Net (b)	(6,063)	(1,681)	(6,359)	(2,417)

Income Before Provision for Income Taxes	12,933	21,475	68,922	79,528
Provision for Income Taxes	4,048	2,907	16,358	18,482
Net Income	8,885	18,568	52,564	61,046
Net Income Attributable to Noncontrolling Interest	(136)	(146)	(496)	(633)
Net Income Attributable to Kadant	$8,749	$18,422	$52,068	$60,413

Earnings per Share Attributable to Kadant:
Basic	$0.77	$1.66	$4.63	$5.45
Diluted	$0.76	$1.61	$4.54	$5.30

Weighted Average Shares:
Basic	11,344	11,107	11,235	11,086
Diluted	11,525	11,436	11,457	11,400

	Three Months Ended		Three Months Ended
Adjusted Net Income and Adjusted Diluted EPS (a)	Dec. 28, 2019	Dec. 28, 2019	Dec. 29, 2018	Dec. 29, 2018

Net Income and Diluted EPS Attributable to Kadant, as Reported	$8,749	$0.76	$18,422	$1.61
Adjustments for the Following:
Settlement and Curtailment Losses, Net of Tax (b)	6,352	0.55	1,078	0.09
Impairment and Restructuring Costs, Net of Tax (c)	1,905	0.17	—	—
Acquisition Costs, Net of Tax	—	—	1,096	0.10
Amortization of Acquired Backlog, Net of Tax (d)	15	—	—	—
Discrete Tax Items (e)	(1,839)	(0.16)	(1,577)	(0.14)
Adjusted Net Income and Adjusted Diluted EPS (a)	$15,182	$1.32	$19,019	$1.66

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	Twelve Months Ended		Twelve Months Ended
	Dec. 28, 2019	Dec. 28, 2019	Dec. 29, 2018	Dec. 29, 2018

Net Income and Diluted EPS Attributable to Kadant, as Reported	$52,068	$4.54	$60,413	$5.30
Adjustments for the Following:
Settlement and Curtailment Losses, Net of Tax (b)	6,352	0.55	1,078	0.09
Impairment and Restructuring Costs, Net of Tax (c)	1,905	0.17	1,308	0.11
Acquisition Costs, Net of Tax	699	0.06	1,096	0.10
Amortization of Acquired Profit in Inventory and Backlog, Net of Tax (d,i)	3,702	0.32	189	0.02
Discrete Tax Items (e)	(3,338)	(0.29)	(3,249)	(0.29)
Adjusted Net Income and Adjusted Diluted EPS (a)	$61,388	$5.36	$60,835	$5.34

				Increase
				(Decrease)
				Excluding
	Three Months Ended		Increase (Decrease)	Acquisition
Revenue by Segment	Dec. 28, 2019	Dec. 29, 2018		and FX (a,f)
Stock-Preparation	$56,098	$57,091	$(993)	$9
Fluid-Handling	32,300	33,330	(1,030)	(440)
Doctoring, Cleaning, & Filtration	29,247	28,667	580	1,045
Papermaking Systems	117,645	119,088	(1,443)	614
Wood Processing Systems	38,538	42,031	(3,493)	(3,210)
Material Handling Systems	22,301	—	22,301	—
Fiber-Based Products	4,175	2,816	1,359	1,359
	$182,659	$163,935	$18,724	$(1,237)

				Increase
				(Decrease)
				Excluding
	Twelve Months Ended		Increase (Decrease)	Acquisition
	Dec. 28, 2019	Dec. 29, 2018		and FX (a,f)
Stock-Preparation	$215,091	$221,933	$(6,842)	$341
Fluid-Handling	132,501	131,830	671	4,488
Doctoring, Cleaning, & Filtration	117,838	116,136	1,702	4,946
Papermaking Systems	465,430	469,899	(4,469)	9,775
Wood Processing Systems	143,187	151,366	(8,179)	(3,816)
Material Handling Systems	83,364	—	83,364	—
Fiber-Based Products	12,663	12,521	142	142
	$704,644	$633,786	$70,858	$6,101

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			Increase (Decrease)	Increase
				(Decrease)
				Excluding
	Three Months Ended			Acquisition
Revenue by Geography (g)	Dec. 28, 2019	Dec. 29, 2018		and FX (a,f)
North America	$95,368	$78,538	$16,830	$(2,607)
Europe	48,944	43,244	5,700	7,041
Asia	22,960	31,151	(8,191)	(9,744)
Rest of World	15,387	11,002	4,385	4,073
	$182,659	$163,935	$18,724	$(1,237)

				Increase
				(Decrease)
				Excluding
	Twelve Months Ended		Increase (Decrease)	Acquisition
	Dec. 28, 2019	Dec. 29, 2018		and FX (a,f)
North America	$386,952	$305,618	$81,334	$8,086
Europe	180,888	174,681	6,207	15,686
Asia	84,705	109,688	(24,983)	(25,414)
Rest of World	52,099	43,799	8,300	7,743
	$704,644	$633,786	$70,858	$6,101

				Increase
				(Decrease)
				Excluding
	Three Months Ended		Increase (Decrease)	Acquisition
Bookings by Segment	Dec. 28, 2019	Dec. 29, 2018		and FX (f)
Stock-Preparation	$43,934	$41,371	$2,563	$3,172
Fluid-Handling	28,339	30,867	(2,528)	(1,970)
Doctoring, Cleaning, & Filtration	28,635	32,938	(4,303)	(3,926)
Papermaking Systems	100,908	105,176	(4,268)	(2,724)
Wood Processing Systems	30,923	38,971	(8,048)	(7,789)
Material Handling Systems	23,460	—	23,460	—
Fiber-Based Products	4,492	2,940	1,552	1,552
	$159,783	$147,087	$12,696	$(8,961)

				Increase
				(Decrease)
				Excluding
	Twelve Months Ended		Increase (Decrease)	Acquisition
	Dec. 28, 2019	Dec. 29, 2018		and FX (f)
Stock-Preparation	$215,948	$228,444	$(12,496)	$(4,947)
Fluid-Handling	129,125	138,230	(9,105)	(5,050)
Doctoring, Cleaning, & Filtration	112,095	119,541	(7,446)	(4,432)
Papermaking Systems	457,168	486,215	(29,047)	(14,429)
Wood Processing Systems	129,865	172,184	(42,319)	(37,944)
Material Handling Systems	88,123	—	88,123	—
Fiber-Based Products	13,129	12,028	1,101	1,101
	$688,285	$670,427	$17,858	$(51,272)

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	Three Months Ended		Twelve Months Ended
Segment Information	Dec. 28, 2019	Dec. 29, 2018	Dec. 28, 2019	Dec. 29, 2018
Gross Margin:
Papermaking Systems	43.6%	44.1%	44.2%	44.9%
Wood Processing Systems	37.2%	40.2%	40.7%	40.3%
Material Handling Systems	30.7%	—%	28.3%	—%
Fiber-Based Products	51.6%	53.1%	49.5%	50.8%
	40.9%	43.3%	41.7%	43.9%

Operating Income:
Papermaking Systems	$19,864	$22,052	$81,232	$83,454
Wood Processing Systems	5,308	9,857	28,166	31,237
Material Handling Systems	2,255	—	3,132	—
Corporate and Other	(5,874)	(7,085)	(24,707)	(26,093)
	$21,553	$24,824	$87,823	$88,598

Adjusted Operating Income (a,h):
Papermaking Systems	$19,864	$22,052	$81,232	$85,171
Wood Processing Systems	7,836	9,857	30,694	31,489
Material Handling Systems	2,275	—	8,847	—
Corporate and Other	(5,874)	(5,764)	(24,707)	(24,772)
	$24,101	$26,145	$96,066	$91,888

Capital Expenditures:
Papermaking Systems	$2,237	$2,880	$6,127	$12,717
Wood Processing Systems	710	686	2,133	3,272
Material Handling Systems	590	—	1,195	—
Corporate and Other	184	176	502	570
	$3,721	$3,742	$9,957	$16,559

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	Three Months Ended		Twelve Months Ended
Cash Flow and Other Data	Dec. 28, 2019	Dec. 29, 2018	Dec. 28, 2019	Dec. 29, 2018
Cash Provided by Operations	$39,247	$10,435	$97,413	$62,985
Less: Capital Expenditures	(3.721)	(3.742)	(9.957)	(16.559)
Free Cash Flow (a)	$35.526	$6.693	$87.456	$46.426

Depreciation and Amortization Expense	$8,086	$5,829	$32,390	$23,568

Balance Sheet Data			Dec. 28, 2019	Dec. 29, 2018
Assets
Cash, Cash Equivalents, and Restricted Cash			$68,273	$46,117
Accounts Receivable, net			95,740	92,624
Inventories			102,715	86,373
Unbilled Revenues			13,162	15,741
Property, Plant, and Equipment, net			86,032	80,157
Intangible Assets			173,896	113,347
Goodwill			336,032	258,174
Other Assets			63,537	33,216
			$939,387	$725,749
Liabilities and Stockholders' Equity
Accounts Payable			$45,852	$35,720
Debt Obligations			294,717	171,434
Other Borrowings			6,308	4,387
Other Liabilities			165,431	139,637
Total Liabilities			512,308	351,178
Stockholders' Equity			427,079	374,571
			$939,387	$725,749

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	Three Months Ended		Twelve Months Ended
Adjusted Operating Income and Adjusted EBITDA Reconciliation (a)	Dec. 28, 2019	Dec. 29, 2018	Dec. 28, 2019	Dec. 29, 2018
Consolidated
Net Income Attributable to Kadant	$8,749	$18,422	$52,068	$60,413
Net Income Attributable to Noncontrolling Interest	136	146	496	633
Provision for Income Taxes	4,048	2,907	16,358	18,482
Interest Expense, Net	2,557	1,668	12,542	6,653
Other Expense, Net (b)	6,063	1,681	6,359	2,417
Operating Income	21,553	24,824	87,823	88,598
Impairment and Restructuring Costs (c)	2,528	—	2,528	1,717
Acquisition Costs	—	1,321	843	1,321
Acquired Backlog Amortization (d)	20	—	1,323	252
Acquired Profit in Inventory (i)	—	—	3,549	—
Adjusted Operating Income (a)	24,101	26,145	96,066	91,888
Depreciation and Amortization	8,066	5,829	31,067	23,316
Adjusted EBITDA (a)	$32,167	$31,974	$127,133	$115,204

Adjusted EBITDA Margin (a,j)	17.6%	19.5%	18.0%	18.2%

Papermaking Systems
Operating Income	$19,864	$22,052	$81,232	$83,454
Restructuring Costs (c)	—	—	—	1,717
Adjusted Operating Income (a)	19,864	22,052	81,232	85,171
Depreciation and Amortization	3,405	3,154	13,010	12,561
Adjusted EBITDA (a)	$23,269	$25,206	$94,242	$97,732

Wood Processing Systems
Operating Income	$5,308	$9,857	$28,166	$31,237
Impairment and Restructuring Costs (c)	2,528	—	2,528	—
Acquired Backlog Amortization (d)	—	—	—	252
Adjusted Operating Income (a)	7,836	9,857	30,694	31,489
Depreciation and Amortization	2,409	2,480	9,571	10,065
Adjusted EBITDA (a)	$10,245	$12,337	$40,265	$41,554

Material Handling Systems
Operating Income	$2,255	$—	$3,132	$—
Acquisition Costs	—	—	843	—
Acquired Backlog Amortization (d)	20	—	1,323	—
Acquired Profit in Inventory (i)	—	—	3,549	—
Adjusted Operating Income (a)	2,275	—	8,847	—
Depreciation and Amortization	2,044	—	7,695	—
Adjusted EBITDA (a)	$4,319	$—	$16,542	$—

Corporate and Other
Operating Loss	$(5,874)	$(7,085)	$(24,707)	$(26,093)
Acquisition Costs	—	1,321	—	1,321
Adjusted Operating Loss (a)	(5,874)	(5,764)	(24,707)	(24,772)
Depreciation and Amortization	208	195	791	690
Adjusted EBITDA (a)	$(5,666)	$(5,569)	$(23,916)	$(24,082)

(a)	Represents a non-GAAP financial measure.

(b)
Represents a settlement loss of $5,887 ($6,352 after tax) in the fourth quarter of 2019 and a curtailment loss of $1,425 ($1,078 after tax) in the fourth quarter of 2018 included in Other Expense, Net associated with the termination of defined benefit plans at one of our U.S. operations.

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(c)
Represents an intangible asset impairment charge of $2,336 ($1,765 after tax) and a restructuring charge of $192 ($140 after tax) in the fourth quarter of 2019 related to our Wood Processing Systems segment's timber-harvesting product line and a restructuring charge of $1,717 ($1,308 after tax) in 2018 related to our Papermaking Systems segment's stock-preparation product line.

(d)	Represents intangible amortization expense associated with acquired backlog.

(e)
The discrete tax benefit of $1,839, or $0.16 per diluted share, in the fourth quarter of 2019 and $3,338, or $0.29 per diluted share, for the full-year 2019 relates to the exercise of employee stock options. The impact of the tax benefit both for the fourth quarter of 2019, as well as the aggregate impact for the full year 2019, is significantly higher than the future tax benefit anticipated for the remaining outstanding stock options. As a result, our adjusted diluted EPS excludes this benefit for all periods in 2019, including recasting our adjusted diluted EPS for the second and third quarters of 2019. Adjusted diluted EPS in 2018 was not recast as the discrete tax benefit was not material.

In addition for full-year 2019, we recast our adjusted diluted EPS in the second quarter of 2019 to no longer exclude a tax benefit of $1,186, or $0.10 per diluted share, related to the repatriation of foreign earnings due to the recurring nature of this activity in 2019 and expected prospectively.

The discrete tax benefit of $1,577, or $0.14 per diluted share, in the fourth quarter of 2018 and $3,249, or $0.29 per diluted share, for the full-year 2018 relates to adjustments to the provisional amounts recognized due to the U.S. tax legislation enacted in December 2017 and for the full-year 2018 also includes the reversal of tax reserves associated with uncertain tax positions.

(f)
Represents the increase (decrease) resulting from the exclusion of an acquisition and from the conversion of current period amounts reported in local currencies into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the prior period.

(g)	Geographic revenues are attributed to regions based on customer location.

(h)	Represents expense within cost of revenues associated with acquired profit in inventory.

(i)	Calculated as adjusted EBITDA divided by revenue in each period.

-more-

About Kadant
Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company’s products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with approximately 2,800 employees in 20 countries worldwide. For more information, visit www.kadant.com.

Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our future financial and operating performance, demand for our products, and economic and industry outlook. These forward-looking statements represent our expectations as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results to differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading "Risk Factors" in Kadant’s annual report on Form 10-K for the year ended December 29, 2018 and subsequent filings with the Securities and Exchange Commission. These include risks and uncertainties relating to the impact of the coronavirus on our operating and financial results; adverse changes in global and local economic conditions; the variability and difficulty in accurately predicting revenues from large capital equipment and systems projects; our customers’ ability to obtain financing for capital equipment projects; international sales and operations; the variability and uncertainties in sales of capital equipment in China; the oriented strand board market and levels of residential construction activity; development and use of digital media; currency fluctuations; cyclical economic conditions affecting the global mining industry and the continued demand for coal; price increases or shortages of raw materials; dependence on certain suppliers; our acquisition strategy; failure of our information systems or breaches of data security and cybertheft; changes in government regulations and policies and compliance with laws; our internal growth strategy; competition; soundness of suppliers and customers; changes in our tax provision or exposure to additional tax liabilities; our ability to successfully manage our manufacturing operations; disruption in production; future restructurings; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; our debt obligations; restrictions in our credit agreement and note purchase agreement; loss of key personnel and effective succession planning; protection of intellectual property; fluctuations in our share price; soundness of financial institutions; environmental laws and regulations; climate change; environmental, health and safety laws and regulations; adequacy of our insurance coverage; anti-takeover provisions; and reliance on third-party research.

Contacts
Investor Contact Information:
Michael McKenney, 978-776-2000
mike.mckenney@kadant.com
or
Media Contact Information:
Wes Martz, 269-278-1715
wes.martz@kadant.com

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